SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
 Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

         ---------------------------------------------------------------

                     Name: GAM AVALON MULTI-TECHNOLOGY, L.P.

   Address of Principal Business Office (No. & Street, City, State, Zip Code):

                     c/o Global Asset Management (USA) Inc.
                              135 East 57th Street
                            New York, New York 10022

             Telephone Number (including area code): (212) 407-4600

               Name and address of agent for service of process:

                            Joseph J. Allessie, Esq.
                       Global Asset Management (USA) Inc.
                              135 East 57th Street
                            New York, New York 10022

                                    copy to:

                           Christopher M. Wells, Esq.
                                Coudert Brothers
                           1114 Avenue of the Americas
                          New York, New York 10036-7703

                             Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                 Yes /X/ No / /


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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has duly caused this notification of registration to be duly signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 2nd day of January, 2001.

                              GAM AVALON MULTI-TECHNOLOGY, L.P.
                          By Global Asset Management (USA) Inc., General Partner
                          By:  /s/ Joseph J. Allessie
                               --------------------------------
                               Joseph J. Allessie
                               Vice President and General Counsel

Attest:

/s/  Kevin J. Blanchfield
-------------------------
Name:    Kevin J. Blanchfield
Title:   Authorized Person